UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Mannatech, Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COPPELL, TEXAS

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 9, 2012

November 28, 2011

Dear Shareholder:

This letter extends to you a personal invitation to join us at our Special Meeting of Shareholders on Monday, January 9, 2012, at 9:00 a.m., Central Standard Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas 76051.

The purpose of the meeting is to approve an amendment to our Articles of Incorporation to effect a Reverse Stock Split of our common stock at a specific ratio within a range from 1-for-10 to 1-for-15 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the specific ratio of the Reverse Stock Split.

Shareholders of record at the close of business on November 14, 2011, are entitled to notice of and to vote at the meeting.

We have enclosed with this letter an official notice of our Special Meeting and proxy statement, which contains further information about the items to be voted on and information about the meeting itself, including a description of the matters to be considered and acted on at our Special Meeting.

REMEMBER, regardless of the number of shares that you hold, your vote is very important to our business and to us. Whether or not you plan to attend our Special Meeting of Shareholders, we urge you to cast your vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided. You may still vote in person if you attend the meeting, even if you have previously given your proxy.

We want to thank you for your ongoing support and we hope to see you at our Special Meeting of Shareholders.

Sincerely,

J. Stanley Fredrick Chairman of the Board of Directors

MANNATECH, INCORPORATED
NOTICE OF OUR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 9, 2012

TO THE SHAREHOLDERS OF MANNATECH, INCORPORATED,

The Special Meeting of Shareholders will be held at the Grapevine Convention Center, located at 1209 South Main Street, Grapevine, Texas 76051, on Thursday, January 9, 2012, at 9:00 a.m., Central Standard Time, for the following purposes:

•
Proposal 1 - To approve an amendment to our Articles of Incorporation to effect a Reverse Stock Split of our common stock at a specific ratio within a range from 1-for-10 to 1-for-15 and to grant authorization to the Board of Directors to determine, in its discretion, the timing and the specific ratio of the Reverse Stock Split; and

•	To act upon such other matters as may properly come before the meeting.

Our Board of Directors has set the close of business on November 14, 2011 as the record date for the determination of shareholders entitled to receive notice of and to vote at our Special Meeting of Shareholders or any adjournment(s) thereof.

By order of our Board of Directors,

J. Stanley Fredrick
Chairman of the Board of Directors

Coppell, Texas
November 28, 2011

IMPORTANT

Whether or not you expect to attend the Special Meeting of Shareholders, we strongly urge you to cast your vote by telephone or through the Internet by following the instructions included on the Notice of Internet Availability of Proxy Materials that you received, or if you received a paper copy of the proxy card, to mark, date, sign and return the proxy card in the envelope provided, prior to the meeting on January 9, 2012, to help ensure the presence of a quorum for the meeting and to save the expense and extra work of additional solicitation. Voting by proxy by any method prior to the meeting will not prevent you from attending the Special Meeting of Shareholders or revoking your prior vote and voting at the Special Meeting of Shareholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 9, 2012.

In accordance with rules promulgated by the SEC, we are providing this notice to our shareholders to advise them of the availability on the Internet of our proxy materials related to the Special Meeting.  We are delivering our proxy materials by providing paper copies to our shareholders, as well as by providing access to our proxy materials on the Internet.

The Proxy Statement and the Proxy Card are available on our website, www.mannatech.com.  The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

MANNATECH, INCORPORATED
600 South Royal Lane, Suite 200
Coppell, Texas 75019

PROXY STATEMENT FOR OUR SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 9, 2012

GENERAL INFORMATION ABOUT OUR SPECIAL MEETING OF SHAREHOLDERS

General Information

Our Board of Directors (the “Board”) is soliciting the enclosed proxy for use at our Special Meeting of Shareholders to be held on January 9, 2012 at 9:00 a.m., Central Standard Time, at the Grapevine Convention Center located at 1209 South Main Street, Grapevine, Texas 76051. Paper copies of our proxy materials are being mailed or delivered on or about December 12, 2011, to shareholders of record owning our common stock at the close of business on November 14, 2011. Please note that only one proxy statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders.  Unless otherwise stated, all references in this proxy statement to “Mannatech,” the “Company,” “us,” “our,” or “we” are to Mannatech, Incorporated, a Texas corporation.

Shareholders Entitled to Vote

Shareholders who owned our common stock as of the close of business on November 14, 2011, the record date, are called “shareholders of record” and are entitled to vote at the Special Meeting of Shareholders. As of November 14, 2011, we had 26,485,184 outstanding shares of our common stock, $0.0001 par value per share, which is our only class of outstanding voting securities. As of November 14, 2011, we had approximately 3,200 shareholders of record who held their common stock directly and approximately 8,600 beneficial shareholders who held their common stock through approximately 130 brokers of record which represented approximately 74% of our total outstanding common stock. Each share of our common stock entitles a shareholder to one vote.

Voting in Person

If you are a shareholder of record and plan to attend the Special Meeting of Shareholders, you may deliver your completed and signed proxy card in person. If your Mannatech shares are held in street name by a broker, and you wish to vote in person at the Special Meeting of Shareholders, you will need to obtain a legal proxy form from the broker or bank that holds your shares of record and you must bring that document to the Special Meeting of Shareholders.

Voting by Proxy

The proxy process is the means by which shareholders can exercise their right to vote. The notice of meeting and this proxy statement provide notice of a scheduled shareholder meeting, include information regarding the approval of an amendment to our Articles of Incorporation to effect a Reverse Stock Split of our common stock, and include other information required to be disclosed to shareholders. Shareholders may vote by telephone or through the Internet, or by returning a proxy card, without having to attend the shareholder meeting in person.

By executing a proxy, you authorize Larry A. Jobe to act as your proxy to vote your shares in the manner that you specify. The proxy voting mechanism is vitally important to us. Proposal 1 (Reverse Stock Split) requires the affirmative vote of holders of two-thirds of our outstanding common stock to approve an amendment to our Articles of Incorporation to effect a Reverse Stock Split of our common stock. Since few shareholders can spend the time or money to attend shareholder meetings in person, voting by proxy is necessary to complete the shareholder vote. It is important that you attend the meeting in person or grant a proxy to vote your shares.

Properly executed votes by proxy received prior to or at the Special Meeting of Shareholders on January 9, 2012 or at any adjournment(s) or postponement(s) thereof will be counted by Broadridge Financial Solutions, Inc., our Inspector of Elections. If a shareholder specifies how such shareholder’s proxy-vote is to be cast on any business to come before the meeting, such proxy-vote will be voted in accordance with such specifications. If no specification is made on a properly executed proxy card, the shareholder’s vote by proxy will be voted “FOR” Proposal 1 as consistent with the recommendations made by the Board of Directors (“the Board”).

Revoking or Changing a Proxy

A shareholder may revoke a vote by proxy at any time prior to the Special Meeting of Shareholders. If you are a shareholder of record with direct ownership over your Mannatech common stock, your proxy can be revoked by (i) timely delivery of a written revocation delivered to B. Keith Clark, General Counsel and Corporate Secretary, Mannatech Incorporated, 600 South Royal Lane, Suite 200, Coppell, Texas 75019; (ii) timely submission of another valid proxy bearing a later date; or (iii) attendance at the Special Meeting of Shareholders in person and notice to the Inspector of Elections that you intend to vote your shares in person. If your Mannatech shares are held in street name by a broker or bank (“broker”), you must contact your broker in order to revoke your proxy, but generally, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Special Meeting of Shareholders and voting in person.

Effects of Not Voting

The effect of not voting depends on how you own your shares. If you own shares directly, as a holder of record, rather than indirectly through a broker of record, your unvoted shares will not be represented at our meeting and will have the effect of a vote against Proposal 1.

If you own your shares through a broker and you do not vote, your broker may vote your shares at its discretion on “routine matters.” Proposal 1 (Reverse Stock Split) set forth in this proxy statement is a routine matter on which brokers will be permitted to vote your shares without receiving your voting instructions.

Direct Ownership

For the purpose of determining how to vote your shares at the Special Meeting of Shareholders, registered holders of record are deemed to have “direct ownership” over their Mannatech shares if they hold their shares directly in their name. This is typically evidenced by the receipt of our mailings directly from us or from our transfer agent, Computershare.

Beneficial Ownership

For the purposes of determining how to vote your shares at the Special Meeting of Shareholders, you are deemed to have “beneficial ownership” over your Mannatech shares if you: (i) previously deposited your stock certificates with a broker; (ii) purchased your shares directly through a broker; or (iii) sent your stock certificates to a broker to be deposited into your brokerage account. Beneficial ownership is typically evidenced by a shareholder’s receipt of our mailings from either a broker or through a solicitor, which is usually Broadridge Financial Solutions, Inc.

As a beneficial owner, a shareholder still holds Mannatech shares, but neither we nor our transfer agent has access to any list of individual shareholders’ names from the various brokers of record. The only information our transfer agent has concerning shareholders who own stock through a broker is the broker’s name, the aggregate total number of shares held by each broker on behalf of their clients, and the aggregate number of votes cast for any of our proposals.

WE CAUTION OUR SHAREHOLDERS THAT each brokerage firm has a unique set of voting instructions. As a result, a shareholder should always read all the information provided in each of the proxy information packets received and follow the specific voting instructions enclosed in each packet with respect to applicable telephone numbers, Internet addresses, mailing addresses, and attending or voting at the Special Meeting of Shareholders.

If a shareholder receives more than one proxy information packet, such shareholder’s shares are registered in more than one account. Again, remember that each proxy information packet may have different voting instructions, account or control numbers, mailing addresses, Internet addresses, and telephone numbers. As a result, each shareholder should be cautioned to use only the set of voting instructions, account and control numbers, addresses, and telephone numbers provided in such shareholder’s proxy information packet to ensure such shareholder’s vote for all of its owned shares is properly included in the tabulation of votes for our meeting.

Beneficial shareholders are also instructed to read their proxy-voting card instructions given to them by their brokers or their brokers’ solicitors prior to the meeting in order to obtain instructions on how to vote at the meeting. If a beneficial shareholder does not follow the brokers’ specific instructions, our Inspector of Elections is not allowed to count such beneficial shareholder’s vote by ballot at the Special Meeting of Shareholders.

Tabulating the Votes

A representative from Broadridge Financial Solutions, Inc., which will act as our Inspector of Elections, is responsible for tabulating the votes for the Special Meeting of Shareholders. Proposal 1 (Reverse Stock Split) requires the affirmative vote of holders of two-thirds of the shares of common stock entitled to vote to approve an amendment to our Articles of Incorporation to effect a Reverse Stock Split of our common stock. Abstentions and “broker non-votes” (i.e., shares held by a broker which are represented at the Special Meeting, but with respect to which such broker is not empowered to vote on a “non-routine” proposal) will have the same effect as negative votes. Proposal 1 (Reverse Stock Split) is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions. If a proxy-voting card is signed by the shareholder but submitted without specific voting instructions, the shareholder’s vote will automatically be counted as a vote “FOR” Proposal 1 (Reverse Stock Split).

 (THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 1.)

Solicitation of Proxy-Votes

We may solicit proxy-votes through the mail, in person, and by telecommunications. We will bear all expenses in preparing, printing, and mailing the proxy materials to our shareholders.

Admission and Voting at Our Special Meeting of Shareholders

Voting at the Special Meeting of Shareholders is limited to shareholders of record having evidence of ownership as of the record date, November 14, 2011. If your shares are NOT held in your name, we may require you to show evidence of your ownership at our meeting. Evidence typically includes your proxy-voting card or your brokerage statement showing proof of stock ownership as of the close of business on November 14, 2011. At our Special Meeting of Shareholders, shareholders of record will be given a ballot upon verification of stock ownership.

We will not allow any cameras or recording equipment in the meeting room.

Shareholders of record will be given ballots upon verification of stock ownership. REMEMBER that beneficial shareholders must obtain a power of attorney form or legal proxy from their brokers prior to the meeting in order for their votes by ballot to be counted since their brokers may have already reported their shares as “broker non-votes”. Prior to our January 9, 2012 meeting, beneficial shareholders are strongly urged to read their proxy-voting card instructions on how to vote at our Special Meeting of Shareholders. They should also contact their brokers prior to our Special Meeting of Shareholders to ensure they obtain the proper paperwork in order to vote at our meeting. If a beneficial shareholder does not follow its broker’s instructions, our Inspector of Elections will not count such shareholder’s vote by ballot at the Special Meeting of Shareholders. The instructions are usually located on the back of each proxy-voting card.

PROPOSAL 1 — TO APPROVE AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

The Board has adopted a resolution approving, and recommends to the shareholders for their approval, a proposed amendment to our Articles of Incorporation to authorize the Board to effect a Reverse Stock Split for the purpose of increasing the per-share market price of our common stock in order to maintain its listing on the Nasdaq Global Select Market (“Nasdaq”) and for other purposes as described below in this proxy statement. Under this proposed amendment, a certain number of outstanding shares of common stock, as determined by the applicable ratio, would be combined into one share of common stock (the “Reverse Stock Split”).

If approved by the shareholders, the Board would have discretion to implement the Reverse Stock Split within a range from 1-for-10 to 1-for-15. The Board believes that shareholder approval of a range of ratios (as opposed to approval of a specified ratio) would provide the board with maximum flexibility to achieve the purposes of the Reverse Stock Split and, therefore, is in the best interests of the Company and its shareholders. The actual timing for implementation of the Reverse Stock Split would be determined by the Board based upon its evaluation as to when such action would be most advantageous to the Company and its shareholders. However, our current intention is to effect the Reverse Split promptly after the Shareholders’ Meeting.  Furthermore, notwithstanding shareholder approval, the Board also would have the discretion not to implement a Reverse Stock Split. If the board were to elect to implement a Reverse Stock Split, the Board will set the exchange ratio using one of the ratios approved by the shareholders. The Board would base such a determination upon the then current trading price of our common stock, among other things.

The text of the form of amendment to our Articles of Incorporation that would be filed with the Secretary of State of the State of Texas to effect the Reverse Stock Split is set forth in Appendix A to this proxy statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Texas and as the Board deems necessary and advisable to effect the Reverse Stock Split. If the Reverse Stock Split is approved by the shareholders and following such approval the Board determines that a Reverse Stock Split is in the best interest of the Company and its shareholders, our Articles of Incorporation would be amended accordingly.

Purpose of the Reverse Stock Split

The board recommends the Reverse Stock Split for the following reasons:

•	The Board believes that the Reverse Stock Split is the most effective means of increasing the per-share market price of our common stock in order to maintain our listing on Nasdaq; and

•	The Board believes that a higher per-share market price of our common stock could encourage investor interest in the Company and promote greater liquidity for our shareholders.

Our stock is currently listed on Nasdaq. The Nasdaq Marketplace Rules impose certain minimum financial requirements on us for the continued listing of our stock. One such requirement is the minimum bid price on our stock of $1.00 per share. On August 11, 2011, we received a letter from Nasdaq (the “Notice”) notifying that the closing bid price of the Company’s common stock was below the $1.00 minimum bid price requirement for 30 consecutive business days and, as a result, the Company no longer complies with the minimum bid price requirement under Listing Rule 5450(a)(1) for continued listing on Nasdaq. The Notice also stated that the Company has been provided an initial compliance period of 180 calendar days, or until February 7, 2012, to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days prior to February 7, 2012. If the Company does not regain compliance by February 7, 2012, Nasdaq will provide notice to the Company that its securities are subject to delisting. If we are delisted and cannot obtain listing on another major market or exchange, our stock’s liquidity would suffer, and we would likely experience reduced investor interest. Such factors may result in a decrease in our stock’s trading price. Delisting also may restrict us from issuing additional securities or securing financing.

Alternatives to trading on Nasdaq include being listed for trading on the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. However, the alternatives of the OTC Bulletin Board and the “pink sheets” are generally considered to be less efficient and less broad-based than Nasdaq, and therefore less desirable.

We believe that delisting from Nasdaq could adversely affect the liquidity and marketability of shares of our common stock. We also believe that Nasdaq provides a broader market for our common stock than would the OTC Bulletin Board or the “pink sheets” and is, therefore, preferable to those alternatives. We believe that a Reverse Stock Split will increase the trading price of our common stock to a level high enough to satisfy the Nasdaq minimum bid price requirement for continued listing, and that a Reverse Stock Split would be the most effective means available to avoid the delisting of our common stock. During the period from July 1, 2011 through November 25, 2011, the closing sales price per share of our common stock ranged from a high of $0.97 to a low of $0.48.  The closing sales price on November 25, 2011 was $0.50.

We also believe that an increase in the per-share price of our common stock could encourage increased investor interest in our common stock and possibly promote greater liquidity for our shareholders. We believe that the current low per-share price of our common stock has had a negative effect on the marketability of our common stock. We believe there are several reasons for this effect. First, many institutional investors view stocks trading at low prices as unduly speculative in nature and, as a result, avoid investing in such stocks. Second, because the brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current per-share price of our common stock can result in individual shareholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our common stock were substantially higher. This factor may also limit the willingness of institutional investors to purchase our common stock. Third, a variety of policies and practices of brokerage firms discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Fourth, many brokerage firms are reluctant to recommend low-priced stocks to their customers. Finally, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of low-priced stocks.

Although any increase in the market price of our common stock resulting from the Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, we anticipate that the Reverse Stock Split will result in an increase in the bid price for our common stock that will be large enough to avoid delisting from Nasdaq.

Risks Associated with the Reverse Stock Split

Shareholders should note that the effect of the Reverse Stock Split upon the market price for our common stock cannot be accurately predicted. In particular, we cannot assure you that prices for shares of our common stock after the Reverse Stock Split will be ten to fifteen times, as applicable, the prices for shares of our common stock immediately prior to the Reverse Stock Split. The market price of our common stock may also be affected by other factors which may be unrelated to the Reverse Stock Split or the number of shares outstanding. Furthermore, even if the market price of our common stock does rise following the Reverse Stock Split, we cannot assure you that the market price of our common stock immediately after the proposed Reverse Stock Split will be maintained for any period of time. Even if an increased per-share price can be maintained, the Reverse Stock Split may not achieve the desired results that have been outlined above. Moreover, because some investors may view the Reverse Stock Split negatively, we cannot assure you that the Reverse Stock Split will not adversely impact the market price of our common stock.

While we expect the Reverse Stock Split to be sufficient to prevent Nasdaq from delisting our common stock, it is possible that, even if the Reverse Stock Split results in a bid price for our common stock that exceeds $1.00 per share, we may not be able to continue to satisfy the additional criteria for continued listing of our common stock on Nasdaq. To continue to have our common stock eligible for continued listing on Nasdaq, we would also need to satisfy additional criteria under at least one of the three standards. Under Equity Standard Listing Rules, these criteria require, in addition to the minimum bid price, that:

•	we have shareholders’ equity of at least $10 million;

•
our public float must consist of at least 750,000 shares with a market value of at least $5 million (public float defined under Nasdaq’s rules as the shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares);

•	there be at least 400 shareholders;

•	there be at least two market makers for our common stock; and

•	we comply with certain corporate governance requirements.

We believe that we satisfy all of these other continued listing criteria as of the mailing date of these proxy materials. However, we cannot assure you that we will be successful in continuing to meet all requisite continued listing criteria.

We believe that the Reverse Stock Split may result in greater liquidity for our shareholders. However, it is also possible that such liquidity could be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split, particularly if the share price does not increase as a result of the Reverse Stock Split.

If the Reverse Stock Split is implemented, some shareholders may consequently own less than 100 shares of common stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those shareholders who own less than 100 shares following the Reverse Stock Split may be required to pay higher transaction costs if they sell their shares in the Company.

Board Discretion to Implement Reverse Stock Split

If the Reverse Stock Split is approved by our shareholders at the special meeting, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board that the Reverse Stock Split at the applicable ratio (with such ratio determined by the Board as described above) is in the best interests of the Company and its shareholders.  However, our current intention is to effect the Reverse Split promptly after the Shareholders’ Meeting. Such determination shall be based upon various factors, including meeting the continued listing requirements for Nasdaq, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the Reverse Stock Split by the shareholders, the Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of any filing with the Texas Secretary of State not to effect the Reverse Stock Split, as permitted under Section 21.052 of the Texas Business Organizations Code.

Effect of the Reverse Stock Split on Registration and Voting Rights

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our common stock under the Exchange Act. After the Reverse Stock Split, our common stock would continue to be reported on Nasdaq under the symbol “MTEX” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Reverse Stock Split has occurred).

Proportionate voting rights and other rights of the holders of common stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 1% of the voting power of the outstanding shares of common stock immediately prior to the effective time of the Reverse Stock Split would continue to hold 1% of the voting power of the outstanding shares of common stock after the Reverse Stock Split. Although the Reverse Stock Split would not affect the rights of shareholders or any shareholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of common stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further shareholder action. The number of shareholders of record would not be affected by the Reverse Stock Split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split).

Effect of the Reverse Stock Split on the Authorized but Unissued Shares

The number of authorized but unissued shares of common stock effectively will be increased significantly by the Reverse Stock Split. For example, based on the 26,485,184 shares of common stock outstanding on November 14, 2011 and 1,212,376 treasury shares, and the 99,000,000 shares of common stock that are authorized under the Articles of Incorporation, a Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of common stock from 71,302,440 to a range of 96,230,244 to 97,153,496 depending on the applicable ratio.  The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. In addition, the effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect. Although we are not proposing the Reverse Stock Split for this purpose, we could, subject to the Board’s fiduciary duties and applicable law, issue such additional authorized shares to purchasers who might oppose a hostile takeover bid or any efforts to amend or repeal certain provisions of our Articles of Incorporation or bylaws. Such a use of these additional authorized shares could render more difficult, or discourage, an attempt to acquire control of the Company through a transaction opposed by the Board. The Company does not, at this time, have any plans, arrangements or understandings with respect to the increased number of authorized but unissued shares of common stock that will be available following the proposed Reverse Stock Split.  Rather, the Reverse Stock Split is primarily for the purpose of increasing the per-share market price of our common stock in order to maintain our listing on Nasdaq.

The par value of our common stock would remain at $0.0001 per share following the effective time of the Reverse Stock Split.

We are authorized to issue up to 1.0 million shares of preferred stock with a par value of $0.01 per share. No shares of preferred stock have ever been issued or outstanding. The Reverse Stock Split will not affect the number of authorized but unissued shares of preferred stock. The par value of our preferred stock would remain at $0.01 per share following the Reverse Stock Split.

Effect of the Reverse Stock Split on Issued and Outstanding Shares

After the effective date of the Reverse Stock Split, each shareholder will own fewer shares of Common Stock.  However, the Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except to the extent the Reverse Stock Split results in any shareholders receiving cash in lieu of fractional shares as described below.

The Reverse Stock Split will reduce the total number of issued and outstanding shares of Common Stock by the reverse split ratio determined by the Board within the limits set forth in this proposal.  The Company currently has 26,485,184 shares of Common Stock issued and outstanding.  For purposes of illustration, if the Board chooses to implement a 1-for-10 ratio, the number of issued and outstanding shares of Common Stock after the Reverse Stock Split would be 2,648,518 and if the Board chooses to implement a 1-for-15 ratio, the number of issued and outstanding shares of Common stock after the Reverse Stock Split would be 1,765,678.  Therefore, after the Reverse Stock Split, the Company will have anywhere from 2,648,518 to 1,765,678 shares of Common Stock issued and outstanding.

Effect of the Reverse Stock Split on Stock Options

The Reverse Stock Split would reduce the number of shares of common stock available for issuance under our 2008 Stock Incentive Plan (the “2008 Plan”) in proportion to the applicable ratio of the Reverse Stock Split. The total number of shares of common stock currently authorized for issuance but unissued at November 28, 2011 under the 2008 Plan is 319,472 (prior to giving effect to the Reverse Stock Split).  A Reverse Stock Split would have the effect of reducing the shares of common stock authorized for issuance under the 2008 Plan to range from between 31,947 to 21,298, depending on the applicable ratio.  All shares reserved for issuance under the 2008 Plan may be used for incentive stock options. We also have outstanding stock options to purchase shares of common stock. The Reverse Stock Split will effect a reduction in the number of shares of common stock issuable upon exercise of such stock options in proportion to the exchange ratio of the Reverse Stock Split and will effect a proportionate increase in the exercise price of such outstanding stock options. For example, a pre-split option to purchase 300 shares of common stock with an exercise price of $2.50 per share would be converted post-split into an option to purchase, depending on the applicable ratio, 30 to 20 shares of common stock with an exercise price of $25.00 to $37.50 per share, respectively. In connection with the Reverse Stock Split, the number of shares of common stock issuable upon exercise of outstanding stock options will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding. The Reverse Stock Split also will reduce the maximum number of shares of common stock with respect to which awards may be granted under the 2008 Plan to any single employee during any fiscal year, which currently is 500,000 shares of common stock (prior to giving effect to the Reverse Stock Split).  A Reverse Stock Split would have the effect of reducing the maximum number of shares of common stock with respect to which awards may be granted under the 2008 Plan to any employee during any fiscal year to a range from 50,000 to 33,332, depending on the applicable ratio.

Effective Date

If the proposed Reverse Stock Split is approved at the Special Meeting and the Board elects to proceed with the Reserve Stock Split within the range of the stated ratios, the Reverse Stock Split would become effective when the filing of the certificate of amendment to the Articles of Incorporation is accepted and recorded by the office of the Secretary of State of the State of Texas (the “Effective Date”), although the exact timing of the filing will be determined by the Board based on its determination that such action will be in the best interests of the Company and its shareholders as discussed above. Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the shareholders, combined, converted and changed into new shares of common stock in accordance with the Reverse Stock Split ratio determined by the Board within the range set forth in this proposal.

Exchange of Stock Certificates

Shareholders holding shares of common stock in certificate form will be sent a transmittal letter by Computershare, our transfer agent, after the effectiveness of the Reverse Stock Split.  The letter of transmittal will contain instructions on how a shareholder should surrender its, his or her certificate(s) representing shares of common stock (“Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”).  No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent.  No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates for New Certificates registered in the same name.

Upon surrendering all Old Certificates together with a properly completed and executed letter of transmittal, shareholders will receive a New Certificate(s) representing the number of whole shares of common stock which they are entitled as a result of the Reverse Stock Split.

If an Old Certificate has a restrictive legend on the back of the Old Certificate, the New Certificate will be issued with the same restrictive legend that is on the back of the Old Certificate.  Any shareholder whose Old Certificate has been lost, destroyed or stolen will be entitled to a New Certificate only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

Shareholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split.

Upon the Reverse Stock Split, the Company intends to treat shares of common stock held by shareholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as shareholders whose shares of common stock are registered in their names.  Banks, brokers or other nominees will be asked to effect the Reverse Stock Split for their beneficial holders. However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split.  If a shareholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the shareholder is encouraged to contact the shareholder’s bank, broker or other nominee.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Appraisal Rights

Under Texas law, our shareholders would not be entitled to rights of dissent and appraisal with respect to the Reverse Stock Split.

Cash Payment in Lieu of Fractional Shares

In lieu of any fractional shares to which a holder of common stock would otherwise be entitled as a result of the Reverse Stock Split, we shall pay cash equal to such fraction multiplied by the average of the high and low trading prices of our common stock on Nasdaq during regular trading hours for the five trading day period ending on the last business day immediately preceding the Effective Date.

Federal Income Tax Consequences of the Reverse Stock Split

Circular 230 Notice:

The tax discussion contained in this Proxy Statement is not in the form of a covered opinion within the meaning of Circular 230 issued by the United States Secretary of the Treasury.  Thus, we are required to inform you that you cannot rely upon any discussion contained in this document for the purpose of avoiding U.S. federal tax penalties.  The tax summary contained in this document was written to support the promotion or marketing of the transactions or matters described in it.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

The following summary of the federal income tax consequences of a Reverse Stock Split is based on current law, including the Internal Revenue Code of 1986, as amended (the “Code”), and is for general information only.  The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder, and the discussion below may not address all the tax consequences for a particular shareholder.  For example, foreign, state and local tax consequences are not discussed below.  The summary does not address the tax consequences to shareholders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities.  Accordingly, notwithstanding anything to the contrary, each shareholder should consult his, her or its tax advisor to determine the particular tax consequences of a Reverse Stock Split to him, her or it, including the application and effect of federal, state, local and/or foreign income tax and other laws.  The following summary assumes that shares of common stock are held as “capital assets” within the meaning of the Code.

The Company

We believe the Reverse Stock Split will constitute a reorganization as described in Section 368(a)(1)(E) of the Code. Accordingly, we will not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

The Shareholders

Generally, a Reverse Stock Split will not result in the recognition of gain or loss to a shareholder for federal income tax purposes.  The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock.  The holding period of the new, post-split shares of common stock resulting from implementation of the Reverse Stock Split will include the shareholder’s respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock.

The receipt of shares of post-Reverse Stock Split common stock in the transaction should not result in the recognition of gain or loss or dividend income as a result of the Reverse Stock Split, and the tax basis and holding period of a shareholder in shares of pre-Reverse Stock Split common stock will carry over as the tax basis and holding period of such shareholder’s shares of post-Reverse Stock Split common stock.

Generally, the receipt of cash in lieu of a fractional share will be treated as though such fractional shares had been redeemed by us in exchange for the cash payment. Gain, if any, realized by such shareholders on the transaction will be recognized in an amount not in excess of the cash received. Recognized gain will be taxed either as a dividend to the extent of the shareholder’s ratable share of our earnings and profits (as that term is used in Section 316 of the Code), if any, or as capital gain. The determination whether the receipt of cash has the effect of the distribution of a dividend is made by applying the rules under Section 302 of the Code. The tax basis and holding period of such shareholder in shares of pre-Reverse Stock Split common stock generally will carry over as the tax basis and holding period of such shareholder’s shares of post-Reverse Stock Split common stock.

Backup Tax Withholding

We are required to furnish to the record holders of common stock, other than corporations and other exempt holders, and to the IRS, information with respect to dividends paid on the common stock.

You may be subject to backup withholding with respect to proceeds received from a disposition of the shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you (a) fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number; (b) furnish an incorrect TIN; (c) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (d) fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Accounting Consequences of the Reverse Stock Split

The par value per share of our common stock will remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, stated capital attributable to our common stock will be reduced and additional paid-in-capital will be increased by the amount by which stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Approval Required

The affirmative vote of holders of two-thirds of the shares of common stock entitled to vote on this proposal is required to approve the amendment of the Company’s Articles of Incorporation to effect the Reverse Stock Split. Abstentions and “broker non-votes” have the same effect as negative votes on such proposal. This proposal to approve an amendment to our Articles of Incorporation to effect the Reverse Stock Split is considered a routine matter and, as such, your broker may vote your shares without receiving your voting instructions.

(THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT.)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of November 28, 2011, by (a) each person known by us that beneficially owns 5% or more of our outstanding shares of common stock, (b) each of our directors and “Named Executive Officers,” and (c) all of our current directors and executive officers as a group.

Name	Number of Outstanding Shares		Number of Shares Underlying Options (1)	Total Number of Outstanding Shares and Shares Underlying Options (1) (2)	% of Class Outstanding(1)
Beneficial Owners of 5% or More
Samuel L. Caster(3)(4)	5,463,116	(5)	2,861	5,465,977	20.6%
Directors and Named Executive Officers
J. Stanley Fredrick(3)	3,154,066	(6)	57,819	3,211,885	12.1%
Marlin Ray Robbins	590,000		71,150	661,150	2.5%
Alan D. Kennedy	34,100	(7)	77,999	112,099	0.4%
Larry A. Jobe	45,000		64,700	109,700	0.4%
Gerald E. Gilbert	25,000		67,719	92,719	0.4%
Robert A. Sinnott, Ph.D	13,250	(8)	70,957	84,207	0.3%
Patricia A. Wier	20,000	(9)	56,388	76,388	0.3%
Stephen D. Fenstermacher	2,000		63,938	65,938	0.2%
Robert A. Toth	─		51,896	51,896	0.2%
B. Keith Clark	─		20,978	20,978	0.1%

All executive officers and directors as a group	3,893,966		638,658	4,532,624	17.1%

(1)
Shares of our common stock subject to stock options, warrants, or any other convertible security currently exercisable or convertible, or exercisable or convertible within 60 days of November 28, 2011, are deemed outstanding for computing the percentage of the person or entity holding such securities, but are not outstanding for computing the percentage of any other person or entity.

(2)
The information contained in this table with respect to beneficial ownership reflects “beneficial ownership” as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder.

(3)	Messrs. Caster and Fredrick each beneficially own more than 5% of our common stock. Messrs. Caster and Fredrick maintain offices at 600 S. Royal Lane, Suite 200, Coppell, Texas 75019.
(4)	Mr. Caster served as our Chief Executive Officer from April 2003 until August 2007, and served as our Chairman of the Board of Directors from March 2002 until January 2009.
(5)
Mr. Caster pledged 5,300,000 shares of his common stock as collateral for a loan. Mr. Caster has informed us that the loan is currently in default and that Mr. Caster and the lender are working together to sell some or all of such pledged shares through a trading plan, pursuant to which limited amounts of the shares may be sold periodically over five years. Due to the provisions of the trading plan and applicable securities law limitations, there can be no certainty as to the timing or total amount of shares that may be sold.

(6)
The number of shares owned by Mr. Fredrick includes 1,904,066 shares of our common stock directly held by Mr. Fredrick and 1,250,000 shares of our common stock held through JSF Resources LTD Partnership. JSF Resources LTD is a limited partnership which is owned by FSJ Secure Trust, of which Mr. Fredrick is the sole beneficiary. Mr. Fredrick pledged 400,000 shares he holds individually as collateral for a loan.

(7)
Includes 33,100 shares of our common stock directly held by Mr. Kennedy and 1,000 shares of our common stock held through Kennedy Family Trust, for which Mr. Kennedy is trustee and grantor and whose beneficiaries are Mr. Kennedy’s wife and children.

(8)	These securities are held by Dr. Sinnott’s wife as custodian for his three sons. Dr. Sinnott has disclaimed beneficial ownership of these shares.
(9)	Includes 19,000 shares of our common stock directly held by Mrs. Wier and 1,000 shares of our common stock held by Mrs. Wier’s husband.

OTHER MATTERS

The Board does not know of any other matters that are to be presented for action at the Special Meeting of Shareholders. However, if any other matters properly come before the Special Meeting of Shareholders, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

SHAREHOLDER PROPOSALS FOR THE 2012 ANNUAL MEETING

Proposals by shareholders that comply with all applicable provisions of Rule 14a-8 under the Exchange Act and are intended to be presented at our 2012 Annual Shareholders’ Meeting must be delivered in writing to our Chief Financial Officer at our United States corporate offices, on or before December 31, 2011, in order to be eligible for inclusion in our 2012 proxy statement and proxy-voting card.

Subject to and pursuant to Rule 14a-4(c)(1) under the Exchange Act, if a shareholder proposal is intended to be presented at our 2012 Annual Shareholders’ Meeting without inclusion in our 2012 proxy statement, and notice of such proposal is not submitted in writing to our Chief Financial Officer by March 15, 2012, then with regard to any such shareholder proposals, a properly executed proxy card for our 2012 Annual Shareholders’ Meeting will confer discretionary authority on the holder of a shareholder’s proxy to vote such shareholder’s shares in the manner the proxy holder so chooses. However, the Board reserves the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

ADDITIONAL INFORMATION AVAILABLE

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  These SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and our website at www.mannatech.com.  Any information contained on our website is not incorporated by reference into this Proxy Statement.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

FORWARD-LOOKING STATEMENTS

Certain disclosures and analysis in this proxy statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain events, risks, and uncertainties that may be outside our control. Forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” or “continue” or the negative of such terms and other comparable terminology. Similarly, descriptions of our objectives, strategies, plans, goals, targets, or other statements other than statements of historical fact contained herein are also considered forward-looking statements. All of these statements are based on assumptions that are subject to change and other risks. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in our business are set forth in our filings with the United States Securities and Exchange Commission. Estimates of future stock prices and future financial or operating performance provided by us are based on existing market conditions and information available at this time. Actual financial and operating performance may be higher or lower. Future performance is dependent upon many factors, including the success of our international operations, our ability to attract and retain associates, changes in laws and governmental regulations and changes in market conditions. All subsequent written and oral forward-looking statements attributable to us or to individuals acting on our behalf are expressly qualified in their entirety by this paragraph.

By order of our Board of Directors,

J. Stanley Fredrick
Chairman of the Board of Directors

Dated: November 28, 2011

Appendix A

 PROPOSED CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

MANNATECH, INCORPORATED

Pursuant to the provisions of Section 3.053 of the Texas Business Organizations Code, Mannatech, Incorporated, a Texas corporation, hereby adopts the following Certificate of Amendment to its Amended and Restated Articles of Incorporation:

ARTICLE I

The name of the filing entity is Mannatech, Incorporated, a for-profit corporation (the “Company”).  The file number issued to the Company by the Secretary of State of the State of Texas is 0128918700.  The date of formation of the Company is November 4, 1993.

ARTICLE II

The Amended and Restated Articles of Incorporation of the Company are hereby amended by adding the following paragraph to the end of Article Four:

“Each [ten (10) to fifteen (15) shares] of Common Stock either issued and outstanding or held by the corporation in treasury stock on the effective date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”).  No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Shareholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash (without interest or deduction) in lieu of such fractional interest in an amount equal to the product of (a) the fraction of one share owned by the shareholder following the Reverse Stock Split multiplied by (b) the average closing sale price of the Common Stock on the Nasdaq Global Select Market for the five trading days ending on the last business day before the date before the date this Certificate of Amendment is filed with the Secretary of State of the State of Texas. Each certificate that immediately prior to such combination represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

ARTICLE III

This Certificate of Amendment has been approved in the manner required by the Texas Business Organizations Code and by the governing documents of the Company.

ARTICLE IV

This Certificate of Amendment becomes effective when filed by the Secretary of State of Texas.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on its behalf by the duly authorized officer below this __ day of _____________, 2011.

MANNATECH, INCORPORATED

By:

Name:

Title:

A-1

Mannatech

600 S. ROYAL LANE
SUITE 200
COPPELL, TX 75019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 8, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Mannatech, Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 8, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M39269-S86702 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

MANNATECH, INCORPORATED

The Board of Directors recommends you vote FOR the following proposal:

NOTE: The Shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR proposal 1. If any other matters properly come before the meeting, or if cumulative voting required, the person named in this proxy will vote in his discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders:
The Proxy Statement is available at www.proxyvote.com.

M39270-S86702

MANNATECH, INCORPORATED
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL MEETING OF SHAREHOLDERS
JANUARY 9, 2012

The shareholder(s) hereby appoint(s) Larry A. Jobe as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Mannatech, Incorporated that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 a.m., Central Standard Time, on Monday, January 9, 2012, at the Grapevine Convention Center, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

(Continued and to be signed on reverse side)